Exhibit 99

                              Intellectual Property

The trade names "BeautyBuys", "NetCigar", and "Cigargold.com" for which U.S. trademark applications have been filed.

THE  COMPANY  OR  ITS   SUBSIDIARIES   ARE   LICENSED   TO  USE  THE   FOLLOWING
TRADENAMES/TRADEMARKS:

Suarez Gran Reserve     Breton Legend   Breton Corojo Vintage   Nativos
Corojo 2000             Andulleros      Alimerante              MikeDitka
Don Otilio              Country Value   Country Fair            Palm Spices
Gourmet Select          Rich n Moist    Rich n Fluffy

THE COMPANY OR ITS SUBSIDIARIES OWN THE FOLLOWING DOMAIN NAMES:


SYBR.COM              ADD2CART.COM
SYNERGYBRANDS.COM     SALEBYNET.COM
BEAUTYBONUS.COM       DEALBYNET.COM
SALONCOUNTER.COM      DEALBUYNET.COM
FRAGANCESALON.COM     BEAUTYBUYS.COM
GLOBALSALON.COM       BEAUTYBUY.COM
FRAGRANCESALON.COM    CIGARGOLD.COM
SALONBUY.COM


     The Company also is studying the advantages and marketing potential of establishing private label sales in the health and beauty aids and cosmetics business areas to take advantage of certain inroads to these type consumer products the Company has historically located and developed. The Company also has entered multiple licensing and production agreements regarding the establishment of internet sites for sale of the Company's products. The Company has trademarked its websites on the internet.

                                      EX-99